Exhibit - h
    FINANCIAL INSTITUTION BOND
    Standard Form No. 14, Revised to October, 1987

         HartFord Fire Insurance Company
         HartFord, CT 06115                      BOND NO. 13BBFBM1400
         (Herein called Underwriter)
    DECLARATIONS
    Item 1.  Name of Insured(herein called insured):NORTHQUEST CAPITAL FUND,
             INC.
             Principal Address: 16 RIMWOOD LANE, COLTS NECK, NJ 07722

    Item 2.  Bond Period:     from 12:01 a.m. on December 28, 2001
             standard time.   to   12:01 a.m. on December 28, 2002

    Item 3. The aggregate liability of the Underwriter during the Bond shall be $75,000.00.

    Item 4. Subject to sections 4 and 11 hereof, the Single Loss Limit of Liability is $75,000.00 and the Single Loss Deductible is $NIL

             Provided, however, that if any amounts are inserted below opposite specified Insuring Agreements or Coverage, those amounts shall be controlling. Any amount set forth below shall be part of and not in addition to amounts set forth above. (If an Insuring Agreement or Coverage is to be deleted, insert "Not Covered".)

             Amount applicable to:                  Single Loss      Single Loss
                                               Limit of Liability     Deductible
             Insuring Agreement (D) -
                    FORGERY OR ALTERATION          $ Not Covered       $ Not
                                                                       Covered
             Insuring Agreement (E) -
                    SECURITIES                     $ Not Covered       $ Not
                                                                       Covered

             Coverage on Partners                  $ Not Covered       $ Not
                                                                       Covered
             Optional Insuring Agreements & Coverages:
             NONE                                       $               $
                                                        $               $
                                                        $               $

             If "Not Covered" is inserted above opposite any specific insuring Agreement or Coverage, such Insuring Agreement or Coverage any other reference thereto in this bond shall be deemed to be deleted therefrom.

    Item 5 The liability of the Underwriter is subject to the terms of the following riders attached hereto:
             F-4009-1, F-4017-1, RIDER 34, F-4095-0

    Item 6 The Insured by the acceptance of this bond gives notice to the Underwriter terminating or canceling prior bond(s) or policy(ies) No.(s) such termination or cancellation to be effective as of the time this bond becomes effective.

    Signed, sealed and dated this 3rd day of January, 2002

    Attest:____________________________________    By: /s/ Jennifer A. Bramley
                  Attorney-in-Fact                     -----------------------
                                                       Attorney-in-Fact
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




                                                                 August 10,2001




                           Reimbursement Agreements


At present The NorthQuest Capital Fund has no plans for compensating officers and directors of the corporation. As the Fund grows in total assets, the Board of Directors may pay directors' travel expenses and compensate officers and dir-ectors of the corporation commensurate with their duties but nothing retroac-tively may be compensated.











































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
                                   AGREEMENT
                                    BETWEEN
                      DELAWARE CHARTER GUARANTEE & TRUST
                                      AND
                             EMERALD RESEARCH CORP.

1. Introduction and Purpose. The purpose of this agreement is to provide IRA trustee services to customers of Emerald Research Corp.. Delaware Charter Guarantee & Trust Company, conducting business as Trustar Retirement Services agrees to act as trustee on behalf of these customers, while Emerald Research Corp. will provide the investment and custodial services.

2. Definitions. As defined herein, the following terms have the following meaning:

    "Delaware Charter" means Delaware Charter and Trust Company.

    "Mutual Fund Shares" means shares of any mutual fund managed by Emerald Research Corp..

    "Participant" means any person having an interest in any assets held under the approved IRA.

    "Model" means any plan which would be a prototype based on IRS Form 5305, including the Disclosure Statement.

    "Disclosure Statement" is the trust document which describes the adminis-tration of the IRA Plan and the Schedule of Fees.

    "Application" means any form signed by the Participant to establish the IRA plan.

    "Plan" or "Separate Plan" means the individual IRA plan and trust agreement as already or hereafter adopted by the investor.

3. Review and Maintenance of Models. Emerald Research Corp. shall submit to Delaware Charter and await its approval concerning Models and forms of Applica-tion used and any and all other documents requiring Delaware Charter's signa-ture. In no event shall Emerald Research Corp. sign any document on behalf of Delaware Charter without prior written approval, which may be a standing approval.

Emerald Research Corp. shall assume all responsibility for updating the plan participants of any changes to the model documents and Disclosure Statement as may be required from time to time.

4. Employment of the Trustee. Delaware Charter, as Trustee of a separate plan evidenced by the accepted Application, will be designated as the owner of the mutual fund shares purchased for that plan. If an Application designates Delaware Charter as the Trustee and Emerald Research Corp. as the Custodian, Emerald Research Corp. will perform services required of the trustee for that plan. To the extent that any plan that is designed to invest only in Mutual Fund Shares designates Delaware Charter as the Trustee and Emerald Research Corp. as the custodian, Emerald Research Corp. agrees to:

* Perform on behalf of Delaware Charter all of its administrative duties and obligations as Trustee under the Model plans as described on IRS Form 5305.

* To exercise the same degree of care in each case without exception as Delaware Charter would be obligated to exert if it were performing and ex-ercising the same itself.
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
5. Duties of Emerald Research Corp.. As authorized by Delaware Charter, Emerald Research Corp. will sign all properly completed applications for IRAs. To the extent that Delaware Charter does not authorize Emerald Research Corp.
to do so, Delaware Charter will sign all such instruments which Emerald Research Corp. submits to it and which are deemed by Delaware Charter to be valid by law and do not impose a greater degree of administrative burden to Delaware Charter than its responsiblities defined herein.

As Administrative Agent for Delaware Charter, Emerald Research Corp. will:
* Receive and respond appropriately to all written and oral inquiries from Partipants;
* Receive requests for distributions of benefits to Participants and for transfer of Plan assets to other trustees or custodians, approve or re-ject same, issue proper instructions and file all required forms with the IRS;
* Mail to investors whatever information Emerald Research Corp. considers ad-visable to assist it in maintaining its plan in compliance with the require-ments of the law.

6. Reports. Emerald Research Corp. shall prepare all reports. tax forms, and statements required in connection with any Model, Prototype, or separate Plan by the Internal Revenue Code and Regulations.

7. Fees and Expenses. In consideration for its services as trustee, Delaware Charter shall be entitled to receive such compensation as is specified in the attached "Compensation Schedule". Emerald Research Corp. shall use its best effort to assist Delaware Charter in the exercise of rights of compensation.

8. Indemnification. To the full extent permitted by law, Emerald Research Corp. and its successors and assigns shall at all times jointly and severally indemnify and hold Delaware Charter and its successors and assigns harmless from any and all liability, claims, actions. loss, costs or expense (including but not limited to reasonable fees for counsel and court costs, and taxes, penalties, expenses or fees not paid by the Participants, Plans, or other source), which in any manner arise from or out of or in connection with the performance or failure of Emerald Research Corp. to properly perform any or all of its duties and obligations as outlined in this agreement or applicable law.

9. Resignation or removal of the Trustee. If at any time Emerald Research Corp. chooses to discontinue performing any of its duties and obligations de-scribed in this agreement, either of a general nature or in respect to any or all of the Plans, it shall give Delaware Charter at least 120 days written notice prior to such discontinuance. Delaware Charter may then resign as Trustee of these plans. Likewise, if Delaware Charter chooses to resign as Trustee at this time or at any other time, Delaware Charter will give Emerald Research Corp. 120 days written notice and Emerald Research Corp. shall prompt-ly distribute the notice of resignation to all the Plans in a manner and in form and content satisfactory to Delaware Charter. Emerald Research Corp. shall continue to perform its duties in respect to the Plans until the resignation takes effect and the Plan assets have been transferred to the individual or a successor trustee/custodian.

10. Effective Date. This Agreement shall become effective as of the date con-tained herein and shall continue in full force and effect until terminated in accordance with the previous section. This Agreement may be amended from time to time by written agreement of the parties. The "Compensation Schedule" may be amended by written agreement without re-execution of this Agreement.

11. Review. Delaware Charter reserves the right to review the procedures, systems and controls that Emerald Research Corp. has implemented to carry out its duties under this Agreement.
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
12. Legality. Emerald Research Corp. represents and warrants to Delaware Charter that it has power under its Articles of Incorporation and By-laws to enter into and perform its obligations under this Agreement so as to consti-tute valid and binding obligations of Emerald Research Corp..

13. Notices. Notices and other writings shall be delivered or mailed postage prepaid to:

    If to Delaware Charter:          Delaware Charter Guarantee & Trust Company
                                     Attention: Carol Droge
                                     1013 Centre Road
                                     Wilmington, DE  19805
                                     (302)999-9554 (Facsimile)

    If to Emerald Research Corp.     Emerald Research Corp.
                                     Attention: Peter J. Lencki
                                     2160 Rt. 88
                                     Brick, NJ 08724
                                     (732)892-8063 (Fax)

    Any change in these addresses must be specified in writing.

14. Governing Law. This Agreement shall be governed by the laws of the State of Delaware and any dispute between the parties rising from this Agreement shall be abjudicated, if necessary, in the courts of Delaware. In such litiga-tion, all parties agree to submit to the personal jurisdiction of the courts of Delaware.

15. Liability. To the full extent permitted by law, Emerald Research Corp. and its successors and assigns shall at all times jointly and severally indemnify and hold Delaware Charter and its successors and assigns harmless from any and all liability, claims, actions, loss, costs or expenses (including but not limited to reasonable fees for counsel and court costs, taxes, penalties, expen-ses or fees not paid by the Participant, Plans, or other source), which in any manner arise from or out of or in connection with the performance or failure of the Fund to properly perform any or all of its duties and obligations as out-lined in this agreement or applicable law.


     IN WITNESS HEREOF, the parties hereto have caused this Agreement to be executed as of this 6th day of February, 2002.


DELAWARE CHARTER GUARANTEE & TRUST COMPANY          EMERALD RESEARCH CORP.

Signed By:/s/ Carol Hilty Droge, V.P.       Signed By:/s/ Peter J. Lencki, Pres.
           ---------------------------                --------------------------
               Carol Hilty Droge                          Peter J. Lencki
                Vice President                               President










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